EXHIBIT 15.1
August 9, 2005

The Board of Directors
F.N.B. Corporation
One F.N.B. Boulevard
Hermitage, Pennsylvania 16148

We are aware of the incorporation by reference in Pre Effective Amendment No. 2 to the Form S-3 Registration Statement of FNB Financial Services LP and F.N.B. Corporation for the registration of $350,000,000 of subordinated notes of our reports dated May 5, 2005 and August 4, 2005 relating to the unaudited condensed consolidated interim financial statements of F.N.B. Corporation that are included in its Forms 10-Q for the quarters ended March 31, 2005 and June 30, 2005.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania